Exhibit 99.1

811 Louisiana Street, Suite 2100

Houston, TX 77002

713.584.1000

Targa Resources Corp. Prices $1.75 Billion Offering of Senior Notes

HOUSTON, TX – January 3, 2023 — Targa Resources Corp. (“Targa” or the “Company”) (NYSE: TRGP), announced today the pricing of an underwritten public offering (the “Offering”) of $900 million aggregate principal amount of its 6.125% senior notes due 2033 and $850 million aggregate principal amount of its 6.500% senior notes due 2053 at a price to the public of 99.858% and 97.843% of their face value, respectively. The Offering is expected to close on January 9, 2023, subject to customary closing conditions.

The Company expects to use a portion of the net proceeds from the Offering to fund the acquisition of Blackstone Energy Partners’ 25 percent interest in the Company’s Grand Prix NGL Pipeline (“Grand Prix”) for aggregate cash consideration of approximately $1.05 billion, subject to certain closing adjustments (the “Grand Prix Transaction”). The Company will own 100 percent of Grand Prix upon the closing of the Grand Prix Transaction. The Company expects the Grand Prix Transaction to close in the first quarter of 2023, subject to customary closing conditions, with an effective date of January 1, 2023. There can be no assurance that the Grand Prix Transaction will be completed within the time frame anticipated or at all. The closing of the Offering is not contingent on the consummation of the Grand Prix Transaction. The Company expects the remaining net proceeds from the Offering to be used for general corporate purposes, including to reduce borrowings under its revolving credit facility and its unsecured commercial paper note program (the “Commercial Paper Program”). If the Company does not complete the Grand Prix Transaction, it expects to use the net proceeds from the Offering for general corporate purposes, including to reduce borrowings under its revolving credit facility and the Commercial Paper Program. Other general corporate purposes may include repayment of other indebtedness, capital expenditures, additions to working capital, investments in its subsidiaries and other acquisitions.

This Offering is being made pursuant to an effective shelf registration statement and prospectus filed by the Company, with the U.S. Securities and Exchange Commission and may be made only by means of a prospectus and prospectus supplement related to such Offering meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”). This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, except as required by law.

About Targa Resources Corp.

Targa Resources Corp. (NYSE: TRGP) is a leading provider of midstream services and is one of the largest independent midstream infrastructure companies in North America. The Company owns, operates, acquires, and develops a diversified portfolio of complementary domestic midstream infrastructure assets and its operations are critical to the efficient, safe and reliable delivery of energy across the United States and increasingly to the world. The Company’s assets connect natural gas and natural gas liquids (“NGL(s)”) to domestic and international markets with growing demand for cleaner fuels and feedstocks. The Company is primarily engaged in the business of: gathering, compressing, treating, processing, transporting, and purchasing and selling natural gas; transporting, storing, fractionating, treating, and purchasing and selling NGLs and NGL products, including services to liquified petroleum gas exporters; and gathering, storing, terminaling, and purchasing and selling crude oil.

811 Louisiana Street, Suite 2100

Houston, TX 77002

713.584.1000

The principal executive offices of Targa Resources Corp. are located at 811 Louisiana, Suite 2100, Houston, TX 77002 and their telephone number is 713-584-1000.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Company’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, NGLs and crude oil, the impact of pandemics or any other public health crises, commodity price volatility due to ongoing or new global conflicts, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the timing and success of business development efforts, the completion of the Grand Prix Transaction, which may not be completed on a timely basis or at all, and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact the Company’s investor relations department by email at InvestorRelations@targaresources.com or by phone at (713) 584-1133.

Sanjay Lad

Vice President, Finance & Investor Relations

Jennifer Kneale

Chief Financial Officer